                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  VERITY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                  VERITY, INC.
                                 894 ROSS DRIVE
                              SUNNYVALE, CA 94089
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 26, 2000

To the Stockholders of Verity, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Verity, Inc., a Delaware corporation, will be held on Tuesday, September 26, 2000 at 11:00 a.m. local time at the Sunnyvale Sheraton, 1100 N. Mathilda Avenue, Sunnyvale, California for the following purpose:

     1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

     2. To approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 100,000,000 to 200,000,000 shares.

     3. To approve our 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 10,121,672 to 12,121,672 shares.

     4. To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending May 31, 2001.

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on August 1, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          /s/ Gordon C. Atkinson

                                          Gordon C. Atkinson
                                          Secretary

Sunnyvale, California

August 21, 2000


     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                  VERITY, INC.
                                 894 ROSS DRIVE
                              SUNNYVALE, CA 94089
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                               SEPTEMBER 26, 2000
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


     The enclosed proxy is solicited on behalf of the Board of Directors of Verity, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on September 26, 2000, at 11:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Sunnyvale Sheraton, 1100 N. Mathilda Avenue, Sunnyvale, California. We intend to mail this proxy statement and accompanying proxy card on or about August 21, 2000, to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION

     We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on August 1, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on August 1, 2000, we had outstanding and entitled to vote 32,657,754 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 2, Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Secretary at our principal executive office, 894 Ross Drive, Sunnyvale, CA 94089, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS


     The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is April 23, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also April 23, 2001. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Our Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on our Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.


     Our Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 2000. The nominees for election to this class, Stephen A. MacDonald and Anthony J. Bettencourt, are currently members of our Board of Directors. Mr. MacDonald was previously elected by the stockholders and Mr. Bettencourt was appointed by our Board in September 1999. If elected at the Annual Meeting, the nominees would serve until the 2003 annual meeting and until their successors are elected and have qualified, or until such directors' earlier death, resignation or removal.



     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that such nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominees as management may propose. The nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve.


     Set forth below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

     STEPHEN A. MACDONALD, age 54, has served as a member of our Board of Directors since December 1988. From May 1983 until May 1996, Mr. MacDonald was employed by Adobe Systems Incorporated, a software company, where he served as Senior Vice President and Chief Operating Officer. From May 1996 to April 1998, he served as President and Chief Executive Officer of Active Software, Inc., a software company. Mr. MacDonald is currently a consultant. Mr. MacDonald is a director of Network Computing Devices, Inc., a computer hardware and software company. Mr. MacDonald holds a B.Sc. from Dalhousie University.


     ANTHONY J. BETTENCOURT, age 39, has served as a member of our Board of Directors since September 1999. Mr. Bettencourt joined our company in July 1995 as Vice President of North American sales. He was subsequently promoted to Vice President of Worldwide Sales and Marketing and served in this position until his departure in December 1996. From December 1996 to September 1997, Mr. Bettencourt served as an officer of OnLive! Technologies, a private technology company. Mr. Bettencourt rejoined our company in September 1997 as Senior Vice President, Worldwide Sales and Product Marketing and was appointed to the position of President in September 1999. Prior to joining our company, Mr. Bettencourt served as vice president of sales for Versant Object Technology, a database management company, from 1992 to June 1995. Mr. Bettencourt holds a B.A. from Santa Clara University.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING


     GARY J. SBONA, age 57, has served as our Chief Executive Officer since July 1997, as a member of our Board of Directors since May 1998 and as Chairman of the Board of Directors since March 1999. He also served as our President from July 1997 to September 1999. Mr. Sbona currently serves as Chairman and Chief Executive Officer of Auspex Systems Inc., a network attached storage company, and as a Director of 3D Systems Corporation, a solid imaging and mass customization company. Since 1974, Mr. Sbona also serves as chairman and chief executive officer of Regent Pacific Management Corporation, a professional services firm that is currently providing us with management services.

     KARL C. POWELL, age 57, has served as a member of our Board of Directors since August 2000. Mr. Powell also serves as president and chief executive officer of N H M & P, Inc, a newly-formed Oregon corporation engaged in the development of software management tools. Mr. Powell was a co-founder of Sequent Computer Systems, Inc. and served as director from 1983 until 1999, when it was acquired by IBM. He also served as chairman of the board of Sequent Computer Systems and as chief executive officer from the company's inception. Mr. Powell holds a B.S. in Mechanical Engineering from the U.S. Merchant Marine Academy.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

     STEVEN M. KRAUSZ, age 45, has served as a member of our Board of Directors since May 1988. Mr. Krausz has been a general partner of the venture capital firms U.S. Venture Partners III, IV, V, VI and VII, U.S.V. Entrepreneur Partners and BHMS Partners III since 1985. Mr. Krausz holds a B.S. in Electrical Engineering and a M.B.A. from Stanford University.

     CHARLES P. WAITE, JR., age 45, has served as a member of our Board of Directors since May 1988. Mr. Waite has been a general partner of Olympic Venture Partners II and a vice president of Northwest Venture Services Corp. since 1987, a general partner of Olympic Venture Partners III since 1994 and a general partner of Olympic Venture Partners IV since 1997, all of which are venture capital firms. Mr. Waite is also a director of Loudeye Technologies, Inc., WatchGuard Technologies, Inc. and several privately held companies. Mr. Waite holds an A.B. in History from Kenyon College and a M.B.A. from Harvard University.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended May 31, 2000, our Board of Directors held nine meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with our independent accountants at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is currently composed of three non-employee directors: Messrs. Krausz, MacDonald and Waite; Mr. MacDonald joined the Audit Committee on June 15, 2000. It met one time during fiscal year 2000.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Krausz and Waite. It only took actions by unanimous written consent during fiscal year 2000.

     During the fiscal year ended May 31, 2000, each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     Our Board of Directors has adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the authorized number of shares of our Common Stock from 100,000,000 shares to 200,000,000 shares. As amended, Article FOURTH, Paragraph 1 of our Certificate of Incorporation shall read in its entirety as follows:

          "The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, having a par value of $0.001 per share ("Preferred"), and Common Stock, having a par value of $0.001 per share ("Common"). The total number of shares of Preferred this Corporation shall have authority to issue is 1,999,995, and the total number of shares of Common this Corporation shall have authority to issue is 200,000,000."

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding Common Stock. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of our currently outstanding Common Stock, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Certificate of Incorporation with the Secretary of State of the State of Delaware.

     In addition to the 31,605,640 shares of Common Stock outstanding at May 31, 2000, our Board of Directors has reserved 16,431,323 shares for issuance upon exercise of options and rights granted under our stock option and stock purchase plans.

     Although at present the Board of Directors has no plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, declaring a stock dividend, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding our business or product lines through the acquisition of other businesses or products.

     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by us to oppose a hostile takeover attempt or delay or prevent changes in our control or management. For example, without further stockholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. In addition, if a person or group of persons attempted a hostile takeover of us, such shares could be issued in connection with our Rights Agreement, which would allow stockholders (other than the hostile parties) to purchase our Common Stock at a discount to the then current market price, which would have a dilutive effect on the hostile parties. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by us to deter or prevent changes in our control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

     The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

                 APPROVAL OF 1995 STOCK OPTION PLAN, AS AMENDED

     We established the stock option plan the subject of this proposal in August 1988. In June 1995, our Board of Directors amended and restated this stock option plan, extended its term and renamed it the "Verity, Inc. 1995 Stock Option Plan." In 1996, our Board of Directors amended the 1995 Stock Option Plan to (i) increase the number of shares of our Common Stock authorized for issuance thereunder from 2,910,836 shares to 3,310,836 shares; (ii) provide that the Board of Directors may not decrease the exercise price of certain stock options or grant a new option in substitution therefor, without stockholder approval;
(iii) provide that the maximum term of certain stock options granted will be eight years; and (iv) provide that the exercise price per share of any stock option granted under the 1995 Stock Option Plan must equal at least the fair market value of a share of our Common Stock on the date of grant of the stock option. The purpose of the 1995 Stock Option Plan is to provide an equity interest for our employees, directors and consultants or any parent or subsidiary corporation of us, in order to give them a greater personal interest in the success of the business and to provide added incentive to continue and advance in their employment or service to us.


     As a result of a series of amendments and a two-for-one stock split declared in October 1999, a total of 10,121,672 shares of Common Stock have been reserved for issuance under the 1995 Stock Option Plan (excluding the 2,000,000 shares now proposed for stockholder approval). As of May 31, 2000, options to purchase 4,676,387 shares of Common Stock granted pursuant to the 1995 Stock Option Plan had been exercised (of which 199,126 shares were repurchased by us), 4,667,361 shares of Common Stock were reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $17.99 per share, with exercise prices ranging from $0.57 to $31.75, and 977,050 shares of Common Stock remained available for future option grants (excluding the 2,000,000 shares now proposed for stockholder approval), which equaled approximately 3.07% of the total number of shares of Common Stock outstanding.


     During the last fiscal year, shares of Common Stock were granted in the amounts and at the weighted average prices per share under the 1995 Stock Option Plan as follows: Gary Sbona, 1,000,000 shares ($30.93); Anthony Bettencourt, 401,000 shares ($30.02); Hugh Njemanze 151,000 shares ($31.06); James Ticehurst, 151,000 shares ($31.06); Ronald Weissman, 100,000 shares ($30.75); Todd Yamami, 151,000 shares ($31.06); Steven M. Krausz, 110,000 shares ($31.27); Charles P.
Waite, Jr., 110,000 shares ($31.27); Stephen A. MacDonald, 110,000 ($31.27); all current executive officers as a group, 1,954,000 shares ($30.88); and all Directors who are not executive officers as a group, 330,000 shares ($31.27).

PROPOSED AMENDMENTS TO THE OPTION PLAN

     Our Board of Directors has amended the 1995 Stock Option Plan, subject to stockholder approval, to increase the number of shares of our Common Stock reserved under the 1995 Stock Option Plan by 2,000,000 shares so that the total number of shares available for future grants as of May 31, 2000 under the 1995 Stock Option Plan would be 2,977,050. The stockholders are now being asked to approve the increase at the Annual Meeting in order to make available sufficient shares for continued operation of the 1995 Stock Option Plan.

     We seek to attract, motivate and retain talented and enterprising employees by rewarding performance and encouraging behavior that will improve our profitability. We believe that the 1995 Stock Option Plan plays an important role in achieving these objectives by enabling us to provide broad employee equity interests in us. We believe that equity incentives provided by the 1995 Stock Option Plan help align the interests of our employees with the interests of our stockholders, and enhance our ability to continue recruiting and retaining qualified officers, employees and consultants essential to our success. Our management believes that the continued operation of the 1995 Stock Option Plan necessitates an increase in the share reserve under the 1995 Stock Option Plan.

     We have engaged Regent Pacific Management Corporation ("Regent Pacific") to provide us management services, with employees of Regent Pacific currently serving as our Chief Executive Officer and Chief Operating Officer, respectively (See "Employment Agreements and Termination and Change in Control Agreements" and "Certain Transactions"). Our goal for the longer term is to attract and retain key executive officers to replace the Regent Pacific personnel. In order to attract and retain such key management personnel, we believe that we must offer attractive equity incentives and that the number of shares of Common Stock currently authorized for issuance pursuant to the 1995 Stock Option Plan may be inadequate for such purpose.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

     The following summary of the 1995 Stock Option Plan, as amended, is qualified in its entirety by the specific language of the 1995 Stock Option Plan, a copy of which is available to any stockholder upon request.

     General. The 1995 Stock Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code, and nonstatutory stock options. As of May 31, 2000, options to purchase 4,676,387 shares of Common Stock granted pursuant to the 1995 Stock Option Plan had been exercised (of which 199,126 shares were repurchased by us), 4,674,361 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, and 977,050 shares of Common Stock remained available for future grants.

     Shares Subject to Plan. Currently, a maximum of 10,121,672 of the authorized but unissued or reacquired shares of our Common Stock may be issued upon the exercise of options granted pursuant to the 1995 Stock Option Plan. Our Board of Directors has amended the 1995 Stock Option Plan, subject to stockholder approval, to increase by 2,000,000 the maximum number of shares of Common Stock issuable thereunder to an aggregate of 12,121,672.

     If our stockholders approve the 2,000,000 share increase in the number of shares authorized for issuance under the 1995 Stock Option Plan, 2,977,050 shares of our Common Stock would be available for future option grants as of May 31, 2000, which equals approximately 9.4% of the total number of shares of our Common Stock outstanding as of that date. The 1995 Stock Option Plan imposes a limit under which no employee may receive in any of our fiscal years options to purchase in excess of 1,000,000 shares. The grant limit is intended to comply with Section 162(m) of the Code and the regulations thereunder in order to preserve our ability to fully deduct any compensation expense related to options granted under the 1995 Stock Option Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 1995 Stock Option Plan, to the grant limit and to outstanding options. To the extent any outstanding option under the 1995 Stock Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by us, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the 1995 Stock Option Plan and become available for future grant, but do not increase the total number of shares authorized for issuance under the 1995 Stock Option Plan.

     Administration. The 1995 Stock Option Plan is administered by our Board of Directors or a duly appointed committee of the Board. The 1995 Stock Option Plan provides that with respect to the participation of individuals whose transactions in our equity securities are subject to Section 16 of the Securities Exchange Act of 1934, the 1995 Stock Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. With respect to persons covered by Section 162(m) of the Code the 1995 Stock Option Plan permits administration in compliance with Section 162(m) of the Code (for more information on Section 162(m) of the Code, please see the paragraph "Potential Limitation on Our Deductions" below). Subject to the provisions of the 1995 Stock Option Plan, our Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to us upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The 1995 Stock Option Plan authorizes our Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period

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

following an optionee's termination of service with us. However, the Board may not decrease the exercise price of a stock option granted from the option reserve increase (or from the prior increase to the share reserve), or grant a new option in substitution therefor having a lower exercise price without the approval of our stockholders. Subject to certain limitations, the 1995 Stock Option Plan provides for our indemnification of any director, officer of employee against all reasonable expenses, including attorney's fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 1995 Stock Option Plan. Our Board will interpret the 1995 Stock Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1995 Stock Option Plan or any option.

     Eligibility. Generally, all of our employees, directors and consultants or of any of our present or future parent or subsidiary corporations are eligible to participate in the 1995 Stock Option Plan. As of June 30, 2000, we had approximately 367 employees, including seven executive officers, eight corporate officers and five directors. In addition, the 1995 Stock Option Plan permits options to be granted to prospective employees and consultants in connection with written offers of employment or engagement. Any such options may not become exercisable prior to such individual's commencement of service. Any person eligible under the 1995 Stock Option Plan may be granted a nonstatutory option. However, only employees may be granted incentive stock options.

     Terms and Conditions of Options. Each option granted under the 1995 Stock Option Plan is evidenced by a written agreement between us and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1995 Stock Option Plan. The exercise price per share of each option must equal at least the fair market value of a share of our Common Stock on the date of grant. The exercise price of any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of us must be at least 110% of the fair market value of a share of our Common Stock on the date of grant. Our Board determines the fair market value of the our Common Stock in its sole discretion.

     The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of our Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant.

     Options granted under the 1995 Stock Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the 1995 Stock Option Plan are exercisable on and after the date of grant, subject to our right to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with us or if the optionee attempts to transfer any unvested shares. Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of an incentive stock option or nonstatutory stock option that draws upon shares from the option reserve increase (and also the prior increase to the share reserve) under the 1995 Stock Option Plan is eight years unless the incentive stock option is granted to a ten percent stockholder, in which case the maximum term is five years. The maximum term of any other incentive stock option granted under the 1995 Stock Option Plan is ten years unless granted to a ten percent stockholder, in which case the maximum term is five years. Consistent with the Code, the 1995 Stock Option Plan does not limit the term of any nonstatutory stock option not drawing upon shares from the option reserve increase (and the prior increase to the share reserve). Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Transfer of Control. The 1995 Stock Option Plan provides that, in the event of (i) a sale or exchange by the stockholders of more than 50% of our voting stock, (ii) a merger or consolidation in which we are a party, (iii) the sale, exchange or transfer of all or substantially all of our assets, or (iv) a liquidation or dissolution of us wherein, upon any such event, our stockholders immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of our voting stock, our successor, or the corporation to which our assets were transferred in substantially the same proportions as prior to such event, the acquiring or successor corporation may assume our rights and obligations under outstanding options or substitute substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the 1995 Stock Option Plan are not assumed, substituted for, or exercised prior to the transfer of control, they will terminate; provided, however, that the terms of certain options provide for acceleration of vesting upon such a change in control (see "Employment Agreements and Termination and Change in Control Agreements").


     Termination and Amendment. The 1995 Stock Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the 1995 Stock Option Plan have been issued and all restrictions on such shares under the terms of the Plan and the option agreements have lapsed, provided that all incentive stock options must be granted prior to June 14, 2010, the tenth anniversary of the date on which the Board approved the proposed amendment of the 1995 Stock Option Plan. The Board may terminate or amend the 1995 Stock Option Plan at any time, but, without stockholder approval, the Board may not amend the 1995 Stock Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.


SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1995 Stock Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise, the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon such a disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an item of adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basic adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date will be after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to us with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     Potential Limitation on Our Deductions. As part of the Omnibus Budget Reconciliation Act of 1933, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to a covered employee in a taxable year to the extent that non-performance-based compensation paid to such a covered employee exceeds $1 million. It is possible that compensation attributable to stock options granted under the 1995 Stock Option Plan, when combined with all other types of compensation received by any of our covered employees, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. Treasury regulations issued under Section 162(m) of the Code provide that compensation attributable to stock options will qualify as performance-based compensation if: (i) the stock option plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the stock option is granted by a compensation committee comprised solely of "outside directors;" and (iv) the exercise price of the stock option is no less than the fair market value of the stock on the date of grant. The term "outside directors" excludes from the compensation committee directors who are (i) current employees of us or an affiliate, (ii) former employees of us or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of us or an affiliate, (iv) directors currently receiving direct or indirect remuneration from us or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of
Section 162(m) of the Code.

ADDITIONAL INFORMATION

     1996 Nonstatutory Stock Option Plan: In February 1996, our Board of Directors approved the 1996 Nonstatutory Stock Option Plan. Pursuant to the 1996 Nonstatutory Stock Option Plan, the Board of Directors has the power to grant nonstatutory stock options to employees, prospective employees, consultants and prospective consultants; provided, however, that no such grant may be made to a person who is (i) a holder of 10% or more of our stock or (ii) one of our executive officers or directors. As a result of a series of amendments and a two-for-one stock split declared in October 1999, at May 31, 2000 a total of 8,420,000 shares of Common Stock were reserved for issuance to certain of our employees and consultants. At May 31, 2000, 522,681 shares of Common Stock were available for grant under our 1996 Nonstatutory Stock Option Plan. In June 2000, an additional 2,000,000 shares were reserved for issuance under the 1996 Nonstatutory Stock Option Plan.

     1995 Outside Directors Plan: In 1995, our Board of Directors and stockholders approved, and in 1999 amended, the 1995 Outside Directors Plan. Under this plan there are reserved 1,000,000 shares of Common Stock for issuance to our directors who are not employees. Specifically, the 1995 Outside Directors Plan provides for the automatic granting of nonqualified stock options to our non-employee directors. Under the 1995 Outside Directors Plan, each person who is first elected or appointed as a non-employee director to the Board (excluding any person who is already a director at the time of first becoming a non-employee director) is automatically granted an option to purchase 40,000 shares of Common Stock on the date of such election or appointment. Thereafter at each annual meeting of the stockholders, those non-employee directors with six months of service as a director (not necessarily as a non-employee director) who will be non-employee directors after such meeting automatically receive a new option to purchase 40,000 shares of our Common Stock. As a result of one amendment and a two-for-one stock split declared in October 1999, a total of 1,000,000 shares of Common Stock have been reserved for issuance under the 1995 Outside Directors Plan. At May 31, 2000, 370,000 shares of Common Stock were available for grant under the 1995 Outside Directors Plan.


     1997 Stock Option Plan for Verity Canada: In May 1997, our Board of Directors authorized the adoption of the 1997 Stock Option Plan for Verity Canada. The terms of the 1997 Stock Option Plan for Verity Canada are substantially the same as those of the 1995 Stock Option Plan. As a result of a series of amendments and a two-for-one stock split declared in October 1999, at May 31, 2000 a total of 1,480,000 shares of Common Stock were reserved for issuance to certain employees and consultants of Verity Canada. At May 31, 2000, 200,884 shares of Common Stock were available for grant under the 1997 Stock Option Plan for Verity Canada. In June 2000, an additional 500,000 shares were reserved for issuance under the 1997 Stock Option Plan for Verity Canada.

VOTE REQUIRED AND BOARD OF DIRECTOR'S RECOMMENDATION.

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Annual Meeting of Stockholders. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Our Board of Directors has selected PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending May 31, 2001 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP, together with Coopers & Lybrand LLP, the predecessor entity of PricewaterhouseCoopers LLP, has audited our financial statements since our inception. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of June 30, 2000 by:

     - each director and nominee for director;

     - each of the executive officers named in the Summary Compensation Table;

     - all directors and executive officers as a group; and

     - each person, or group of affiliated persons, known by us to be beneficial owners of 5% or more of our Common Stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000 are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

     Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 32,006,887 shares of Common Stock, outstanding on June 30, 2000. Unless otherwise indicated, the address of each of the individuals named below is 894 Ross Drive, Sunnyvale, California 94089.


                                                          BENEFICIAL OWNERSHIP
                                              --------------------------------------------
                                                SHARES ISSUABLE
                                              PURSUANT TO OPTIONS
                                                 AND WARRANTS              NUMBER OF
                                              EXERCISABLE WITHIN       SHARES (INCLUDING
                                                  60 DAYS OF         NUMBER SHOWN IN FIRST    PERCENTAGE
              BENEFICIAL OWNER                   JUNE 30, 2000              COLUMN)            OF TOTAL
              ----------------                -------------------    ---------------------    ----------
DIRECTORS AND EXECUTIVE OFFICERS
Gary J. Sbona...............................       1,893,000               1,893,000             5.58%
Anthony J. Bettencourt......................         653,000                 658,439             2.02
Hugh S. Njemanze............................         275,784                 366,776             1.14
James E. Ticehurst..........................         252,436                 257,887                *
Ronald F.E. Weissman........................         299,294                 328,025             1.02
Todd K. Yamami..............................         165,956                 174,391                *
Steven M. Krausz............................         212,600                 212,600                *
Stephen A. MacDonald........................         232,000                 245,400                *
Charles P. Waite, Jr. ......................         178,959                 188,321                *
5% STOCKHOLDERS
Franklin Resources, Inc.(1).................       2,089,094               2,089,094             6.13
All directors and executive officers as a
  group (9 persons).........................       4,163,029               4,324,839            11.96


---------------

 * Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.


(1) Franklin Advisors, Inc., an investment advisor to Franklin Resources, Inc., has sole voting power and investment power with respect to 2,042,400 of these shares and, consequently, may be deemed to beneficially own these shares. Franklin Management, Inc. has sole investment power with respect to 46,694 of these shares and, consequently, may be deemed to beneficially own these shares. Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. own in excess of 10% of the common stock of Franklin Resources, Inc. and, consequently, may be deemed to beneficially own the shares held by Franklin Resources, Inc. Franklin Advisors, Inc., Franklin Management, Inc. and Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. disclaim beneficial ownership of the shares held by Franklin

    Resources, Inc. Franklin Resources, Inc. is located at 777 Mariners Island Boulevard, San Mateo, California 94404.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year ended May 31, 2000, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS


     Each of our non-employee directors receives an annual retainer of $25,000. Directors are also reimbursed for their expenses in attending Board and committee meetings. Each person who is first elected or appointed as a non-employee director (excluding any person who is already a director at the time of first becoming a non-employee director) is automatically granted an option to purchase 40,000 shares of Common Stock on the date of such election or appointment pursuant to the 1995 Outside Directors Plan. In addition, all directors who have served on the Board for more than six months and are not members of management will receive stock options to purchase 40,000 shares of Common Stock upon the date of each annual stockholders' meeting. The exercise price of each option is the fair market value on the day it is granted. Each option will vest over four years and generally must be exercised within ten years.



     During the last fiscal year, we granted options covering 110,000 shares to each of Steven M. Krausz, Stephen A. MacDonald and Charles P. Waite, Jr. at a weighted average exercise price of $31.27 per share. All 330,000 of these options were granted under the 1995 Outside Directors Plan. See "Additional Information" under Proposal 3 for further information on the 1995 Outside Directors Plan. The per share exercise price of each option is the fair market value of such common stock on the date of grant (based on the closing sales price reported in the Nasdaq National Market for the date of grant).

COMPENSATION OF EXECUTIVE OFFICERS

  Summary of Compensation

     The following table shows for the fiscal years ended May 31, 1998, 1999 and 2000, compensation awarded or paid to, or earned by, our Chief Executive Officer, our other four most highly compensated executive officers at May 31, 2000 and a former executive officer who was no longer serving as one of our executive officers at May 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                              ANNUAL COMPENSATION        SECURITIES
                                           --------------------------    UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS       OPTIONS      COMPENSATION(1)
       ---------------------------         ----   --------   --------   ------------   ---------------
Gary J. Sbona............................  2000   $ 52,000   $ 10,400    1,000,000         $  356
  Chief Executive Officer and              1999     52,000     10,400      470,000            585
  Chairman of the Board(2)                 1998     15,167          0      350,000             73
Anthony J. Bettencourt...................  2000    270,833    150,000(4)    401,000           230
  President(3)                             1999    200,000    200,000      175,000            264
                                           1998    147,051    292,500(5)    150,000           198
Hugh S. Njemanze.........................  2000    221,875     44,375      151,000            254
  Chief Technology Officer                 1999    196,875     39,375       75,000            408
                                           1998    171,250     35,000       55,000            408
James E. Ticehurst.......................  2000    158,333     31,667      151,000          1,096
  Vice President, Administration and       1999    136,250     27,250       80,000          1,422
  Support Operations, and Asst. Secretary  1998    106,711     21,342       30,000            994
Ronald F.E. Weissman.....................  2000    221,082     42,667      100,000            427
  Vice President, Strategy and             1999    213,333     40,000       80,000            696
  Corporate Marketing(6)                   1998    183,333     40,000       35,000            696
Todd K. Yamami...........................  2000    128,333     25,667      151,000            194
  Vice President, Corporate Controller
     and                                   1999    104,166     20,833       90,000            176
  Chief Accounting Officer                 1998     82,808     16,561       30,000            135

---------------
(1) Represents premiums paid on behalf of such executive officer for life insurance coverage in excess of a base amount of $50,000 in coverage.

(2) Mr. Sbona is partially compensated for his services to us by Regent Management Corporation. See "Certain Transactions" below.

(3) Mr. Bettencourt served as our as Senior Vice President, Worldwide Sales and Marketing from September 1997 to September 1999 and as our President since September 1999.

(4) $150,000 represents sales commissions earned under a sales plan.

(5) Of such amount, $180,000 represents a signing bonus paid in connection with Mr. Bettencourt rejoining us in September 1997, and $112,500 represents sales commissions earned under a sales commission plan.

(6) Mr. Weissman served as our Vice President, Strategy and Corporate Marketing until April 2000 and would have been one of our four most highly paid executive officers but for the fact he was not serving as an executive officer as of the end of our most recent fiscal year.

                       STOCK OPTION GRANTS AND EXERCISES

     We grant options to our executive officers under our 1995 Stock Option Plan. As of June 30, 2000, options to purchase a total of 4,408,465 shares were outstanding under the 1995 Stock Option Plan and options to purchase 977,050 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended May 31, 2000, certain information regarding options granted to, exercised by, and held at year end by, the individuals listed in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                  INDIVIDUAL GRANTS                                     VALUE AT ASSUMED
                             ---------------------------                                 ANNUAL RATES OF
                             NUMBER OF    PERCENTAGE OF                                    STOCK PRICE
                             SECURITIES   TOTAL OPTIONS                                 APPRECIATION FOR
                             UNDERLYING     GRANTED TO     EXERCISE                      OPTION TERM(3)
                               OPTION      EMPLOYEES IN    PRICE PER   EXPIRATION   -------------------------
           NAME              GRANTED(1)   FISCAL YEAR(2)     SHARE        DATE          5%            10%
           ----              ----------   --------------   ---------   ----------   -----------   -----------
Gary J. Sbona..............    606,000         9.23%        $30.75      10/18/07    $ 8,897,143   $23,310,206
                               394,000         6.01          31.75      01/25/08      5,972,729    14,305,724
                             ---------        -----                                 -----------   -----------
                             1,000,000        15.24                                  14,869,872    37,615,930
Anthony J. Bettencourt.....    200,000         3.05          28.81      09/21/07      2,751,337     6,589,931
                               100,000         1.52          30.75      10/18/07      1,468,175     3,516,536
                               100,000         1.52          31.75      01/25/08      1,515,921     3,630,894
                                 1,000         0.02          28.25      04/18/08         13,488        32,306
                             ---------        -----                                 -----------   -----------
                               401,000         6.11                                   5,748,921    13,769,667
Hugh S. Njemanze...........    100,000         1.52          30.75      10/18/07      1,468,175     3,516,536
                                50,000         0.76          31.75      01/25/08        757,961     1,815,447
                                 1,000         0.02          28.25      04/18/08         13,488        32,306
                             ---------        -----                                 -----------   -----------
                               151,000         2.30                                   2,239,624     5,364,289
James E. Ticehurst.........    100,000         1.52          30.75      10/18/07      1,468,175     3,516,536
                                50,000         0.76          31.75      01/25/08        757,961     1,815,447
                                 1,000         0.02          28.25      04/18/08         13,488        32,306
                             ---------        -----                                 -----------   -----------
                               151,000         2.30                                   2,239,624     5,364,289
Ronald F.E. Weissman.......    100,000         1.52          30.75      10/18/07      1,468,175     3,516,536
Todd K. Yamami.............    100,000         1.52          30.75      10/18/07      1,468,175     3,516,536
                                50,000         0.76          31.75      01/25/08        757,961     1,815,447
                                 1,000         0.02          28.25      04/18/08         13,488        32,306
                             ---------        -----                                 -----------   -----------
                               151,000         2.30                                   2,239,624     5,364,289

---------------
(1) Options granted in fiscal 2000 generally vest over a 24-month period, except for the options granted on January 25, 2000 and April 18, 2000 which vest over a 12-month period.


(2) Based on an aggregate of 6,566,845 options granted to employees, including the individuals listed in the Summary Compensation Table, in fiscal year 2000.


(3) The potential realizable value is calculated based on the term of the option at its time of grant, 10 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES


                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING
                                                                        UNEXERCISED          VALUE OF UNEXERCISED
                                                                         OPTIONS AT          IN-THE-MONEY OPTIONS
                                          SHARES                     FISCAL YEAR END(1)    AT FISCAL YEAR END(1)(3)
                                        ACQUIRED ON      VALUE      --------------------   ------------------------
                 NAME                   EXERCISE(1)   REALIZED(2)    VESTED     UNVESTED     VESTED       UNVESTED
                 ----                   -----------   -----------   ---------   --------   -----------   ----------
Gary J. Sbona.........................    386,000     $9,237,872    1,562,083   691,917    $33,503,291   $1,813,084
Anthony J. Bettencourt................    125,000      2,963,104      521,789   294,211     10,562,652    1,709,656
Hugh S. Njemanze......................     80,000      1,719,103      263,742   135,504      5,934,990    1,195,659
James E. Ticehurst....................     58,000      1,469,835      183,058   116,378      3,633,525      637,005
Ronald F.E. Weissman..................     98,000      2,449,715      199,960   109,334      4,275,286    1,403,551
Todd K. Yamami........................     56,000      1,465,683       96,128   109,828      1,043,320      431,281


---------------
(1) These options are immediately exercisable in full at the date of grant, but shares purchased upon exercise of unvested options are subject to a repurchase right in our favor to repurchase unvested shares at the original issuance price.

(2) Represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such option.

(3) Calculated on the basis of the fair market value of the underlying securities as of May 31, 2000, equal to $33.75 per share, the last trading day of fiscal 2000, as reported by the Nasdaq National Market, minus the aggregate exercise price.

                     EMPLOYMENT AGREEMENTS AND TERMINATION
                        AND CHANGE IN CONTROL AGREEMENTS

     Our 1995 Stock Option Plan provides that, in the event of (a) a sale or exchange by the stockholders of all or substantially all of our voting stock or certain mergers or consolidations to which we are a party and in which our stockholders do not retain beneficial ownership of at least a majority of our or our successor's voting stock, (b) the sale, exchange or transfer of all or substantially all of our assets other than to one or more subsidiary corporations, or (c) our liquidation or dissolution, the Board of Directors may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1995 Stock Option Plan. To the extent that the options outstanding under the 1995 Stock Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate; provided, however, that we have granted options to certain of our officers, including the individuals listed in the Summary Compensation Table, which provide for acceleration of vesting upon such a change in control.

     Under the 1995 Stock Option Plan, the Board of Directors retains discretion to modify the terms, including the price, of outstanding shares. Options granted under that plan are immediately exercisable, subject to a right of repurchase in favor of us for all exercised, unvested shares. Generally, 12.5% of the shares subject to options granted to new employees become vested six months after the date of commencement of employment and 2.083% of the shares subject to options vest upon completion of each succeeding full month of continuous employment with us. Shares subject to options granted to existing employees generally vest at the rate of 2.083% per month for 48 months following the date of grant. Generally, options have a term of eight (8) years. All options were granted at fair market value as determined by the Board of Directors on the date of grant.

     On July 31, 1997, Gary J. Sbona was appointed as our President and Chief Executive Officer, and we entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the chief executive officer, which agreement was subsequently amended. See "Certain Transactions."

     On September 23, 1999, we entered into a letter agreement with Anthony J. Bettencourt to serve as President. See "Certain Transactions."

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of two non-employee directors of the Board of Directors, Messrs. Krausz and Waite. The committee is responsible for setting and administering policies governing compensation of executive officers. For all executive officers, the committee reviews the performance and compensation levels for executive officers, sets salary and bonus levels and makes option grants under our 1995 Stock Option Plan.

COMPENSATION POLICIES GENERALLY

     The goals of our executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with our performance and to motivate executive officers to achieve our business objectives. We use salary, executive officer bonuses and stock options to achieve these goals.

     Salaries and Bonuses. Salaries are set for each executive officer with reference to a range of salaries for comparable positions among high technology companies of similar size and location. Annual salary adjustments take into account individual executive officers' achievements during the prior fiscal year towards key company-wide objectives set annually by the Board of Directors, in consultation with the Chief Executive Officer, as well as the executive officers' performance of their individual responsibilities.

     Variable cash incentive compensation for fiscal 2000 was provided through our employee bonus plan for all executive officers except for our President, whose bonus plan for fiscal 2000 was determined based upon negotiations between the officer and us. In accordance with the committee's goal, fiscal 2000 variable cash incentive compensation for the bonus plan participants was targeted for up to 20% of the officer's salary if predetermined corporate revenue and net income objectives were achieved.

     Stock Options. The committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the stockholders. Initial stock option grants to executive officers are subject to four year vesting. The size of the initial grant has been determined with reference to comparable stock option compensation offered by similarly sized high technology companies for similar positions and the responsibilities and expected future contributions of the executive officer, as well as recruitment considerations. In determining the size of, or whether to grant, refresher grants, the committee has considered each executive officer's performance during the previous periods and expected contributions during future periods, as well as the relative position and responsibilities of each executive officer and previous option grants to such executive officers. Generally, refresher option grants vest monthly over a one year period from the date of grant. The committee believes that refresher options have provided strong incentives for executive officers to remain with us.

     Deductibility of Executive Compensation. We have considered regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or proposed regulations. The committee concluded in March 1996 that it would be advisable to establish certain restrictions on the granting of options under the 1995 Stock Option Plan to assist in the qualification of compensation recognized in connection with the exercise of such options for an exemption; these restrictions were approved at the Special Meeting of Stockholders held on March 28, 1996. The committee does not believe that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

CHIEF EXECUTIVE OFFICER COMPENSATION

     On July 31, 1997, Mr. Gary J. Sbona was appointed as our President and Chief Executive Officer, and we entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the Chief Executive Officer. The terms of the agreement were reached in arms-length negotiations with Regent Pacific Management Corporation. Pursuant to the original agreement, Regent Pacific provided us management services at a fee of $50,000 per week, including the services of Mr. Sbona as Chief Executive Officer and President and other Regent Pacific personnel as part of our management team. The agreement had a one-year term and could be canceled by us after the expiration of the initial 26-week period, with a minimum compensation to Regent Pacific of $1.3 million for that initial period. As a result of a series of amendments, the agreement has been extended through August 31, 2001. Under this amended agreement, Regent Pacific continues to provide us the services of Mr. Sbona as Chairman and Chief Executive Officer of Verity, and continues to provide us additional Regent Pacific management services. The agreement provides us with an option to further extend the term of this agreement through February 2002.

     Mr. Sbona became an employee of Verity in February 1998 and receives a salary of $52,000 per year, or $1,000 per week. The Board determined Mr. Sbona's salary taking into consideration the value of the services rendered to Verity and Mr. Sbona's interest in the amounts paid to Regent Pacific Management Corporation. Mr. Sbona also received a bonus of $10,400 in fiscal 2000 based on these same considerations.


     In connection with Mr. Sbona's service as our Chief Executive Officer, in our fiscal year ending May 31, 2000, our Board granted Mr. Sbona options to purchase 606,000 shares and 394,000 shares of our Common Stock, at an exercise price of $30.75 and $31.75 per share, respectively, which was the fair market value of our Common Stock on the date of grant. The shares subject to such options will vest entirely upon certain change of control transactions or upon the termination of Mr. Sbona without cause. The options will also remain exercisable for one year following the termination of Mr. Sbona's services. These options were issued to Mr. Sbona after a determination by the Board that such options were appropriate and advisable to retain Mr. Sbona's services.


                                          Compensation Committee

                                          Steven M. Krausz
                                          Charles P. Waite, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Steven M. Krausz and Charles P. Waite, Jr. served as members of our Board of Directors' compensation committee during the fiscal year ended May 31, 2000.

     None of our executive officers serves as a member of the Board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

     We have entered into indemnification agreements with our directors and officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by law.

PERFORMANCE MEASUREMENT COMPARISON(1)


     The following graph shows the total stockholder return of an investment of $100 in cash on October 6, 1995 for (i) our Common Stock, (ii) the Nasdaq Stock Market and (iii) the Nasdaq Computer and Data Processing Index. All values assume reinvestment of the full amount of all dividends and are calculated as of May 31 of each year:



     Comparison of 56 month Cumulative Total Return on Investment from October 6, 1995 through May 31, 2000:


                COMPARISON OF 56 MONTH CUMULATIVE TOTAL RETURN*
            AMONG VERITY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                                                                                  NASDAQ STOCK              NASDAQ COMPUTER &
                                                      VERITY, INC.                MARKET (U.S.)              DATA PROCESSING
                                                      ------------                -------------             -----------------
10/6/95                                                    100                         100                         100
10/95                                                      199                         103                         110
11/95                                                      269                         105                         111
12/95                                                      239                         104                         109
1/96                                                       205                         105                         108
2/96                                                       257                         109                         115
3/96                                                       182                         109                         114
4/96                                                       186                         118                         128
5/96                                                       212                         124                         132
6/96                                                       155                         118                         127
7/96                                                       118                         108                         114
8/96                                                       132                         114                         117
9/96                                                        67                         122                         130
10/96                                                       64                         121                         127
11/96                                                       90                         129                         136
12/96                                                       83                         128                         135
1/97                                                        76                         138                         147
2/97                                                        53                         130                         135
3/97                                                        42                         121                         125
4/97                                                        30                         125                         141
5/97                                                        35                         139                         157
6/97                                                        29                         144                         160
7/97                                                        35                         159                         177
8/97                                                        35                         159                         172
9/97                                                        26                         168                         175
10/97                                                       28                         159                         172
11/97                                                       27                         160                         176
12/97                                                       27                         157                         165
1/98                                                        24                         162                         178
2/98                                                        28                         178                         202
3/98                                                        45                         184                         219
4/98                                                        51                         187                         220
5/98                                                        42                         177                         205
6/98                                                        58                         189                         242
7/98                                                        56                         187                         234
8/98                                                        28                         150                         190
9/98                                                        37                         171                         227
10/98                                                       59                         178                         221
11/98                                                       93                         196                         256
12/98                                                      143                         222                         295
1/99                                                       184                         254                         357
2/99                                                       209                         231                         317
3/99                                                       181                         249                         356
4/99                                                       189                         257                         338
5/99                                                       179                         250                         330
6/99                                                       293                         272                         370
7/99                                                       268                         267                         350
8/99                                                       264                         278                         366
9/99                                                       372                         279                         384
10/99                                                      372                         301                         413
11/99                                                      559                         338                         482
12/99                                                      460                         412                         653
1/00                                                       368                         397                         580
2/00                                                       577                         473                         687
3/00                                                       441                         463                         645
4/00                                                       351                         390                         494
5/00                                                       365                         343                         434

 * $100 INVESTED ON 10/6/95 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              CERTAIN TRANSACTIONS

     On July 31, 1997, Mr. Gary J. Sbona was appointed as our President and Chief Executive Officer, and we entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the Chairman and Chief Executive Officer. Pursuant to the original agreement, Regent Pacific agreed to provide us management services, at a fee of $50,000 per week, including the services of Mr. Sbona as Chief Executive Officer and President and other Regent Pacific personnel as part of our management team. The agreement had a one-year term and we retained the option to cancel the agreement after the expiration of the initial 26-week period, with a minimum compensation to Regent Pacific of $1.3 million for that initial period.

     The agreement required that we indemnify Regent Pacific and Mr. Sbona for certain liabilities arising out of the performance of services under the agreement. On April 13, 1998, we agreed to amend our agreement with Regent Pacific to provide that Mr. Sbona and other Regent Pacific personnel would serve as part of our management team. The amendment also served to extend the term of the agreement until August 31, 1999, and to extend the noncancelable period of the agreement until February 28, 1999.

     In connection with Mr. Sbona's service as our President and Chief Executive Officer, the Compensation Committee of our Board also granted Mr. Sbona an option to purchase 700,000 shares of our Common Stock, at an exercise price of $2.563 per share. In October 1998, our Board granted Mr. Sbona another option to purchase additional 520,000 shares of our common stock, at an exercise price of $3.813 per share. In May 1999, our Board granted Mr. Sbona another option to purchase additional 420,000 shares of our Common Stock, at an exercise price of $16.250 per share. In October 1999 and January 2000, our Board granted Mr. Sbona options to purchase 606,000 and 394,000 of our Common Stock, at an exercise price of $30.75 and $31.75 per share, respectively. The shares subject to such options will vest entirely upon certain change of control transactions or upon a termination of Mr. Sbona without cause. The options will also remain exercisable for one year following the termination of Mr. Sbona's services.

     On March 12, 1999, we extended our agreement with Regent Pacific Management Corporation until August 31, 2000. Under this amended agreement, Regent Pacific continues to provide us certain services at a fee of $50,000 per week. The new agreement provides us with an option to further extend the term of this agreement through February 2001. Additionally, the parties agree that Mr. Sbona became our employee effective February 16, 1998. Furthermore, on March 12, 1999, Mr. Sbona was appointed as our Chairman of the Board of Directors. Mr. Sbona has been our Chief Executive Officer since July 1997 and has been a Board member since May 1998.

     On February 10, 2000, we extended our agreement with Regent Pacific Management Corporation through August 31, 2001. This is the third amendment to the retainer agreement between us and Regent Pacific Management Corporation since the original agreement dated July 31, 1997. Under this amended agreement, Regent Pacific continues to provide us the services of Gary J. Sbona as Chairman and Chief Executive Officer of Verity, and continues to provide us additional Regent Pacific management services. The agreement provides us with an option to further extend the term of this agreement through February 2002.

     On September 23, 1999, we entered into a letter agreement with Anthony J. Bettencourt to serve as our President at a monthly salary of $25,000 with a commission plan providing for the minimum payment of $200,000 in commissions with respect to the year ending August 31, 2000, plus a $100,000 incentive bonus payable on or before September 30, 2000. If Mr. Bettencourt's employment is terminated with cause prior to September 30, 2000, he will not be entitled to receive the $100,000 incentive bonus. The agreement is at-will, and further provides that if Mr. Bettencourt is terminated without cause he will continue to receive monthly payments of $41,667 for the term of the agreement and will be entitled to receive the $100,000 incentive bonus. The term of the agreement is one year.

                                 OTHER MATTERS

     Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors

                                                  /s/ Gordon C. Atkinson

                                                    Gordon C. Atkinson


                                                        Secretary



August 21, 2000



A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2000 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, VERITY, INC., 894 ROSS DRIVE, SUNNYVALE, CALIFORNIA 94089.

                                     PROXY

                                  VERITY, INC.


                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 26, 2000


The undersigned hereby appoints Gary J. Sbona and James E. Ticehurst, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Verity, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Verity, Inc. to be held at the Sunnyvale Sheraton, 1100 N. Mathilda Avenue, Sunnyvale, California on Tuesday, September 26, 2000 at 11:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

[x]     Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR PROPOSALS 2, 3 AND 4.

1: To elect two Directors to hold office until the 2003 Annual Meeting of Stockholders.

NOMINEES:      (01) Stephen A. MacDonald, (02) Anthony J. Bettencourt.

[ ]     FOR all nominees listed above.          [ ]     WITHHOLD AUTHORITY
                                                        to vote for all nominees
                                                        listed above.

[ ]
        ---------------------------------------------------------------
        (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PLEASE WRITE THAT NOMINEE'S NAME IN THE SPACE
        PROVIDED ABOVE)


2: To approve the amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 100,000,000 shares to 200,000,000 shares.

        [ ]  FOR                  [ ]   AGAINST                 [ ]   ABSTAIN

3: To approve the Company's 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 10,121,672 shares 12,121,672 shares.

        [ ]  FOR                  [ ]   AGAINST                 [ ]   ABSTAIN



4: To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending May 31, 2001.

        [ ]  FOR                  [ ]   AGAINST                 [ ]   ABSTAIN



        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                   [ ]

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


SIGNATURE                                         DATE
         -----------------------------------           ---------------




SIGNATURE                                         DATE
         ------------------------------------         ----------------